EXHIBIT 99.1

LANCE REPORTS SECOND QUARTER EARNINGS OF 27 CENTS PER SHARE;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, JULY 24, 2003 — Lance, Inc. (Nasdaq: LNCE) today reported second quarter net income of $7.8 million or $0.27 per share, on a diluted basis, on net sales and other operating revenue of $143.6 million for the 13 weeks ended June 28, 2003. In the same period last year, net income was $6.8 million or $0.23 per share on net sales and other operating revenue of $141.4 million.

     Consolidated revenue increased 2% in the second quarter from the same quarter a year ago as non-branded sales increased 11% on continued strength from private label products. Branded product sales declined 3% as lower sales of mini sandwich crackers, cakes and other items more than offset growth in traditional sandwich crackers, nuts and meat snacks.

     During the second quarter gross margin as a percentage of revenues declined 0.7 points. In dollar terms gross margin equaled the prior year as higher prices ($2.5 million), improved manufacturing efficiencies ($1.6 million) and increased volume ($1.3 million) largely offset the impact of unfavorable product mix ($3.4 million), higher commodity costs ($1.3 million) and increased promotional allowances ($0.8 million).

     Selling, marketing and delivery expenses declined $1.2 million from the same quarter a year ago as lower salaries, insurance and other employee benefits ($2.3 million) offset increased route truck expenses ($1.1 million).

     “Non-branded sales were very strong during the second quarter and we expect the momentum to continue. Our company-wide cost control efforts paid off in the quarter and remain a priority for us,” said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “However, challenges continue in the branded sales area and it is taking time to get on track as we focus on improving the productivity of our route sales system and resolving our vending issues.”

     The Company increased its full-year 2003 earnings estimate to a range of $.28 to $.33 per share.

     The Board of Directors declared a regular quarterly cash dividend of 16 cents per share on the Company’s common stock. The dividend is payable on August 20, 2003, to stockholders of record at the close of business on August 8, 2003.

     Lance, Inc. has scheduled a conference call discussion with investors at 4:30 p.m. eastern daylight time on Thursday, July 24, 2003 to discuss second quarter financial results. To participate in the call, the dial-in number is (800) 789-3681 for U.S. callers, (704) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 7:00 p.m. on July 24th and running through July 31st at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 1449936. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.

     Lance, Inc., manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, the effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risk, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended

	June 28, 2003	June 29, 2002

Net sales and other operating revenue	$143,647	$141,382
Cost of sales	73,593	71,353

Gross margin	70,054	70,029

Selling, marketing and delivery	49,023	50,222
General and administrative	6,666	6,862
Provisions for employees’ retirement plans	1,031	1,224
Amortization of intangibles	192	174
Loss on asset impairment	—	—
Other expense, net	209	37

Earnings before interest and income taxes	12,933	11,510

Interest expense, net	849	853

Earnings before income taxes	12,084	10,657
Income taxes	4,280	3,866

Net income	$7,804	$6,791

Earnings per share:
Basic	$0.27	$0.23
Diluted	$0.27	$0.23
Weighted average shares outstanding:
Basic	29,134,000	28,972,000
Diluted	29,208,000	29,387,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except share and per-share amounts)
(unaudited)

	For the 26 Weeks Ended

	June 28, 2003	June 29, 2002

Net sales and other operating revenue	$276,506	$278,699
Cost of sales	144,633	140,830

Gross margin	131,873	137,869

Selling, marketing and delivery	99,459	99,140
General and administrative	14,437	14,947
Provisions for employees’ retirement plans	2,111	2,333
Amortization of intangibles	370	343
Loss on asset impairment	6,354	—
Other expense, net	379	78

Earnings before interest and income taxes	8,763	21,028

Interest expense, net	1,532	1,768

Earnings before income taxes	7,231	19,260
Income taxes	2,479	7,026

Net income	$4,752	$12,234

Earnings per share:
Basic	$0.16	$0.42
Diluted	$0.16	$0.42
Weighted average shares outstanding:
Basic	29,116,000	28,951,000
Diluted	29,254,000	29,322,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	June 28, 2003	December 28, 2002

Assets:
Cash and cash equivalents	$6,617	$3,023
Accounts receivable	45,702	38,205
Inventories	27,097	26,777
Deferred income tax benefit	9,174	7,196
Prepaid expenses and other	3,858	4,709

	92,448	79,910
Property plant and equipment, net	167,730	175,722
Goodwill and other intangibles, net	52,171	48,149
Other	1,797	2,084

	$314,146	$305,865

Liabilities and Equity:
Accounts payable	$14,346	$11,976
Other current liabilities	38,247	33,354

	52,593	45,330
Long-term debt	42,148	36,089
Other liabilities	41,898	43,905
Stockholders’ equity	177,507	180,541

	$314,146	$305,865

Common shares outstanding at end of period	29,133,682	29,098,582

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 26 Weeks Ended

	June 28, 2003	June 29, 2002

Operating Activities:
Net income	$4,752	$12,234

Depreciation and amortization	14,838	14,724
Loss on asset impairment	6,354	—
(Gain)/loss on sale of property, net	(167)	41
Deferred income taxes	(5,369)	722
Changes in operating assets and liabilities	2,077	(7,720)

Net cash flows provided by operating activities	22,485	20,001

Investing Activities:
Purchases of property and equipment	(10,716)	(18,201)
Proceeds from sale of property and equipment	439	85

Net cash used in investing activities	(10,277)	(18,116)

Financing Activities:
Dividends paid	(9,316)	(9,295)
Issuance of common stock, net	—	989
Repayments of debt	(55)	(414)
Deferred financing costs	162	298
Borrowings under revolving credit facilities, net	—	11,500

Net cash (used in) provided by financing activities	(9,209)	3,078

Effect of exchange rate changes on cash	595	95

Increase (decrease) in cash and cash equivalents	3,594	5,058
Cash and cash equivalents at beginning of period	3,023	4,798

Cash and cash equivalents at end of period	$6,617	$9,856